UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2007

Sterling Banks, Inc.

(Exact Name of Registrant as Specified in Charter)
New Jersey	333-133649	20-4647587

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number )	Identification No.)

3100 Route 38
Mount Laurel, New Jersey 08054
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (856) 273-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2007, Sterling Banks, Inc. (the “Company”) entered into new Change in Control Severance Agreements (the “Agreements”) with each of R. Scott Horner, Executive Vice President and Chief Financial Officer, and John Herninko, Senior Vice President and Senior Loan Officer (the “Executives”).  The Agreements are effective as of December 26, 2007, and replace the existing change in control agreements with the Executives.  The Agreements provide for the Executives’ employment for a term of two years (“Term of Employment”) from the date of any Change in Control (as defined below) at their then base salary and with benefits at least comparable to those received by them prior to the Change in Control. The Agreements also provide that in the event the Company terminates either Executive’s employment for any reason other than for Cause (as defined in the agreement), or within 30 days of any Change in Control either Executive elects to terminate his employment, he shall be entitled to receive a lump sum cash amount equal to two times his salary and shall receive a continuation of his normal benefits for the balance of the Term of Employment.  In the event that the Company terminates either Executive’s employment during the final 23 months of his Term of Employment, or either Executive terminates his employment for Good Reason (as defined in the agreement), he will be entitled to receive his current salary as of the date of termination payable in equal monthly installments for the duration of the Term of Employment, as well as a continuation of normal benefits and certain fringe benefits, including 2 times the value of the Company’s annual reimbursement limit for club dues and automobile expenses.  As a condition to the receipt of any post-termination payments under the Agreements, each Executive is required to execute a release agreement, which, among other things, releases the Company from any claim arising out of his employment with the Company, and prohibits him from disparaging the Company.  If a “Change in Control” were to have occurred on September 30, 2007 and Messrs. Horner and Herninko had elected to terminate their employment with the Company, they would have been entitled to received approximately $260,000 and $260,000, respectively, under the Agreements, plus a continuation of their existing benefits as noted.

A “Change in Control” is generally defined in the Change in Control Severance Agreements as the occurrence of any of the following: (i) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended; (ii) any person becomes the beneficial owner of 25% or more of the Company’s then outstanding voting securities; or (iii) during any period of three consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute at least a majority of the board unless the election of the new directors was approved by two-thirds of the directors incumbent at the beginning of the 3 year period.

The foregoing description of the Change in Control Severance Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Change in Control Severance Agreements, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2.

Item 9.01.       Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit Number	Description
10.1	Change in Control Severance Agreement of R. Scott Horner
10.2	Change in Control Severance Agreement of John Herninko

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STERLING BANKS, INC.

Date: January 4, 2008	By:	/s/ R. Scott Horner
	Name:	R. Scott Horner
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Change in Control Severance Agreement of R. Scott Horner
10.2	Change in Control Severance Agreement of John Herninko